Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Employee Stock Purchase Plan of Intersect ENT, Inc. of our reports dated February 28, 2018, with respect to the financial statements and schedule of Intersect ENT, Inc. and the effectiveness of internal control over financial reporting of Intersect ENT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 3, 2018